FARO TECHNOLOGIES, INC.
EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
(Effective February 14, 2019)

INTRODUCTION
The FARO Technologies, Inc. Executive Severance Plan (the “Plan”) is designated to provide separation pay to eligible employees following a qualified termination.
ELIGIBILITY AND PARTICIPATION
You become a Participant in the Plan when you meet all of the following criteria:

•	you are employed by FARO Technologies, Inc. or a participating affiliate (“the Company” or “FARO”) and on payroll in the United States;

•	you are classified by the Company at the Senior Vice President level or above;

•	you receive an official written notice from the Plan Administrator stating you are eligible to participate in this Plan; and

•	you are not covered by an individual agreement or other plan that provides severance benefits (other than severance benefits in connection with a change in control of the Company).
The business decisions that may result in you becoming eligible to participate in the Plan or to receive benefits under the Plan are decisions to be made by the Plan Administrator in its sole discretion.
Your participation ends when you are no longer eligible to receive any Plan benefits or when you no longer satisfy the requirements to participate in the Plan, as listed above. Individuals classified by FARO as contractors to FARO, leased employees or as any other non-employee status are not eligible to participate in the Plan, even if the person is later reclassified as an employee retroactively.
This Plan is intended to represent the exclusive severance benefits payable to a Participant by the Company. Accordingly, any Participant who is entitled to receive severance benefits payable in connection with a change of control of the Company pursuant to a change in control agreement or plan is prohibited from also receiving severance benefits under this Plan. In other words, a Participant may not collect severance benefits under this Plan if he or she receives benefits under a change in control agreement or plan between the Participant and the Company.

For purposes of this Plan, “For Cause,” as determined in the sole discretion of the Plan Administrator, is defined as (a) your failure to perform substantially your duties with the Company and/or any of its subsidiaries (excluding any such failure resulting from your disability) after a written demand for substantial performance is delivered to you by or on behalf of the Board of Directors of the Company (the “Board”) which identifies the manner in which the Board believes that you have not substantially performed your duties and providing you a minimum of 30 days to cure the identified deficiencies, (b) you engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any of its subsidiaries, (c) your engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any of its subsidiaries, (d) your obstruction or impediment of, or failure to, materially cooperate with an investigation authorized by the Board (provided that you shall be given written notice and a reasonable opportunity to cure any alleged breach of this clause (d)), (e) your conviction of, or plea of nolo contondere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (f) a finding of your liability in any SEC or other civil or criminal securities law action, (g) your committing of an act of fraud or embezzlement against the Company or any of its subsidiaries, (h) the Plan Administrator’s determination that you violated FARO’s Global Ethics Policy or committed other acts of misconduct, or violation of state or federal law relating to the workplace (including laws related to sexual harassment or age, sex or other prohibited discrimination); or (i) your acceptance of a bribe or kickback.
For purposes of this Plan, you will be considered to be disabled if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

BENEFITS
If you are eligible, you will become a Participant and receive the benefits set forth in Schedule A (attached), only if you meet the criteria for payment set forth in this Plan.
As set forth in Schedule A, your benefits may be reduced, including by any amounts payable pursuant to the Worker Adjustment and Retraining Notification Act or any other legally imposed terms and conditions of employment under applicable federal, state or local statute, regulation or ordinance.
To receive benefits under the Plan, you must:

•	not voluntarily terminate your employment, resign or retire with or from the Company for any reason;

•	be involuntarily terminated from the Company other than (a) For Cause, (b) as a result of a disability or death, or (c) through automatic termination due to an extended leave of absence;

•
not have been offered a job with a company or organization that purchases (or has purchased) some or all of the operation in which you are employed, or is a direct or indirect successor in ownership or management of the operation in which you are employed;

•	not have been offered a job with a third-party service provider to which your position with the Company has been outsourced;

•	not have been transferred to or offered a job with a company or organization that is affiliated (directly or indirectly) with the Company;

•
not be eligible to receive severance pay or benefits under any other severance plan or an individual agreement with the Company due to the termination (including severance benefits under a change in control agreement or plan);

•
execute and deliver to the Company a complete a release of claims generally as described below and in the form provided to you by the Company following your notification of termination (the “Release”) and not revoke such Release;

•	continue as a satisfactory employee until your termination date as determined by the Company in accordance with its needs; and

•	abide by such other written terms and conditions as the Company may establish as a condition to participation in, or payment of benefits under, the Plan.
RELEASE OF CLAIMS REQUIREMENT
You will not be eligible for Plan benefits unless you sign the Release after your employment with the Company actually terminates. You may obtain a copy of the current form of Release at any time by contacting the Plan Administrator. However, the Company will determine the contents of the Release and may revise it from time to time as appropriate to deal with particular severance situations. The Release that you will be required to sign to receive Plan benefits may differ from any agreement you previously received.
The Release will generally include provisions regarding return of Company property and other topics, including a release of all claims against the Company and its employees and its representatives. The Release may also include provisions regarding confidentiality, non-competition with the Company for a period of time after your employment terminates and non-solicitation of customers and/or employees.
Plan benefits will be paid only after your Release becomes effective and the rescission period has passed without your having revoked the Release. If you revoke the Release, Plan benefits will not be paid.
FORM AND TIMING OF BENEFIT
The cash severance benefits payable hereunder will be paid in a single lump sum cash payment, made as soon as administratively practicable following your date of termination and the date your Release has become irrevocable.
AMENDMENT AND TERMINATION
Although the Company expects to maintain the Plan indefinitely, the Company reserves the right to amend, modify or terminate this Plan at any time and for any reason. Therefore, entitlement to severance benefits under the Plan are not guaranteed and may be eliminated in the future in the sole discretion of the Company, except where benefits under the Plan have been provided or promised by FARO in a fully-executed and enforceable Severance Agreement and General Release made effective at the time of the employee’s termination of employment. Consideration provided by FARO under such a Severance Agreement and General Release, once fully executed and effective, shall not be subject to modification or termination unilaterally by FARO or the Plan Administrator.
NON-ALIENATION OF BENEFITS
No Plan benefit can be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt by any Participant or other person to do so will be void.

LEGAL CONSTRUCTION
This Plan is a severance welfare plan and shall be construed in accordance with the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) and, to the extent not preempted by ERISA, with the laws of the State of Florida. All controversies, disputes, and claims arising under the Plan shall be submitted to the United States District Court of the Middle District of Florida.
ADMINISTRATION AND OPERATION OF THE PLAN
The Company is the “Plan Sponsor” and the “Plan Administrator” of the Plan as such terms are used in ERISA. However, the Company may designate any person or a committee as the fiduciary designated to administer the Plan. Until determined otherwise, the Plan Administrator shall be FARO’s Compensation Committee.
Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Plan Administrator under the Plan shall be carried out on its behalf by the Company’s directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company or the Plan Administrator may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.
The Plan Administrator has full and absolute discretion in the exercise of its authority under this Plan, including without limitation, the authority to determine any person’s right to benefits under the Plan, the correct amount and form of any benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior compensation committee, and all of the rights, powers, and authorities specified in the Plan. Notwithstanding any provision of law or any explicit or implicit provision of this document, any action taken or ruling or decision made, by the Plan Administrator in the exercise of any of its powers and authorities under the Plan, shall be final and conclusive as to all parties, regardless of whether the Plan Administrator or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. Thus, no final action, ruling, or decision of the Plan Administrator shall be subject to de novo review in any judicial proceeding and no final action, ruling, or decision of the Plan Administrator may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue. The Plan Administrator may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) attorneys, accountants and consultants.
BASIS OF PAYMENTS TO AND FROM THE PLAN
All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.
WITHHOLDING TAXES
The Company may withhold from all payments to you pursuant to this Plan all taxes that are required to be withheld under applicable federal, state or local law, as determined by the Company in its sole discretion. You are responsible for all amounts due under federal, state or local laws as a result of receiving any benefits due under the Plan.

DENIAL OF BENEFITS/CLAIMS AND APPEAL PROCEDURES
If you are terminated, the Plan Administrator will notify you of your entitlement to severance benefits. If you are denied severance benefits, you may file a claim for benefits. Under normal circumstances, your claim will be decided by the Plan Administrator within 90 days (up to 180 days if special circumstances require a delay) of receipt of your claim. If your claim is denied for any reason, the Plan Administrator will notify you of its action and the reasons why, with specific references to the Plan provisions that apply. The Plan Administrator will also tell you how you can appeal the decision. If the Plan Administrator does not act upon your claim within 90 days (or 180 days, if notified of an extension by the Plan Administrator), your claim is deemed denied.
If your claim is denied in whole or in part, or the Plan Administrator does not act upon your claim within 90 days (or 180 days, if notified of an extension by the Plan Administrator), you may file an appeal with the Plan Administrator for a full and fair review of the denial of your claim. To do this, you must submit a written appeal to the Plan Administrator stating the reason you believe you are entitled to benefits. You should submit all written comments, documents, records and other information relating to your claim. You (or your duly authorized representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim. A decision on your appeal will be made not later than 60 days after receipt of a written request for review unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which event a decision should be rendered as soon as possible, but in no event later than 120 days after such receipt by giving you written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 60 day period. The decision on appeal shall be written and shall include specific reasons for the decision, with specific references to the pertinent Plan provisions on which the decision is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, and a statement of your right to bring an action under ERISA section 502(a).
In carrying out its responsibilities under the Plan, the Plan Administrator has full and final discretion to interpret the terms of the Plan and to determine eligibility for and entitlement to benefits in accordance with the terms of the Plan.
No legal action for benefits under the Plan shall be brought unless and until you have followed the appeal procedure set forth above and have your request for Plan benefits denied both initially and on appeal. No legal action for benefits under the Plan shall be brought after one year following the date your benefits under the Plan originally were denied or deemed denied.
OTHER PLAN INFORMATION
Plan sponsor and plan administrator: The Plan Sponsor is FARO Technologies Inc., and the Plan Administrator of the Plan is the Compensation Committee of the Company, each of which may be contacted at FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746, (407) 333-9911. The Plan Administrator is the named fiduciary charged with responsibility for administering the Plan. Legal process may be served on the Company at this address.
Employer Identification Number: The Company’s Federal Employer Identification Number is 59-3157093.
ERISA: The Plan is a welfare benefit plan, providing for severance benefits.
Plan Number: 502
Plan Year: The Plan year is the calendar year. However, the first plan year is a short plan year starting on the effective date of the Plan and ending on December 31, 2019.

SECTION 409A OF THE CODE
The Plan and payments thereunder are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any payments under the Plan are deemed to be deferred compensation subject to Code Section 409A and if you are a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), payment of any amounts subject to Code Section 409A shall be delayed until the earlier of (a) the expiration of the six-month period measured from the date of the your “separation from service” (within the meaning of Code Section 409A) or (b) the date of your death. Upon the expiration of the applicable Code Section 409A delay period, all payments subject to and deferred pursuant to this paragraph shall be paid in a lump sum to you.
PLAN NOT A CONTRACT OF EMPLOYMENT
The Plan is not an employment contract and does not assure the continued employment with the Company of any employee covered by the Plan for any time or period. The Company reserves the right to terminate any employee at any time and for any reason.
STATEMENT OF ERISA RIGHTS
As a Participant in the Plan, you're entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed for the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforcement of Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time periods.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, and you have exhausted the claims and appeal process for the Plan, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you're discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you're successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor, listed in your telephone directory, or at www.dol.gov/ebsa, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

US.121790221.01

SCHEDULE A
In exchange for a signed Severance Agreement and General Release, the following severance benefits will be paid to eligible Participants who are classified by the Company at the Senior Vice President level at the time of their covered termination under the FARO Technologies Inc. Executive Severance Plan:

1.	A single lump sum severance payment equivalent to twelve (12) months’ base pay;

2.
If you are eligible for and you timely elect COBRA coverage following your termination of employment, the Company will pay the Company’s regular employer portion towards your COBRA premiums for any medical, dental and/or vision insurance coverage you elect to continue, based on your benefits plan elections in effect at the time of termination for up to twelve (12) months, or if earlier, the time period for which you are eligible for COBRA continuation. You will be required to pay the employee portion and after the end of the Company subsidy period, continuation under COBRA will be solely at your expense); and

3.	Use of the Employee Assistance Plan provided by the Company for the subsidized COBRA period.
The Company will set off on a pro-rata basis any severance pay amount in the event a Participant becomes re-employed by the Company during the 12 months following receipt of a severance payment under this Plan.

For purposes of the Plan, “base pay” means the regular annual rate of pay as in effect on your Termination Date which you are receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.
These benefits may be reduced by any amounts payable pursuant to the Worker Adjustment and Retraining Notification Act or any other similar federal, state or local statute, regulation or ordinance. In addition, these benefits may be reduced by any amounts that you owe the Company or an affiliate, as determined by the Company. In addition, payments hereunder shall be delayed to the extent required to ensure the Participant is not subject to additional taxation under Section 409A.